Exhibit 99.1

Contact:	Nicole Sherman, President & CEO David Lam, CFO Dan Cox, COO 360-693-6650

Riverview Bancorp Reports Net Income of $1.6 Million in Second Fiscal Quarter 2025

Vancouver, WA – October 24, 2024 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $1.6 million, or $0.07 per diluted share, in the second fiscal quarter ended September 30, 2024, compared to $2.5 million, or $0.12 per diluted share, in the second fiscal quarter a year ago.
In the first six months of fiscal 2025, net income was $2.5 million, or $0.12 per diluted share, compared to $5.3 million, or $0.25 per diluted share, in the first six months of fiscal 2024.
“While our second quarter operating results were an improvement compared to the preceding quarter, we still have work to do,” stated Nicole Sherman, President and Chief Executive Officer. “We remain focused on improving our performance metrics and profitability in the second half of fiscal year 2025. We were particularly encouraged by the increase in deposit balances during the quarter, as our team is doing a great job of deepening client relationships and bringing in new business.”
“We have made good progress with our operating results since our balance sheet restructuring in March 2024, and we are continuing with that momentum as we look to the future,” said David Lam, EVP and Chief Financial Officer.
Second Quarter Highlights (at or for the period ended September 30, 2024)

•	Net interest income was $8.9 million for the quarter, compared to $8.8 million in the preceding quarter and $9.9 million in the second fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 2.46% for the quarter, compared to 2.47% in the preceding quarter and 2.63% for the year ago quarter.
•	Asset quality remained strong, with non-performing assets at $450,000, or 0.03% of total assets at September 30, 2024.
•	Riverview recorded a $100,000 provision for credit losses during the current quarter, compared to no provision in both the preceding quarter and in the year ago quarter.
•	The allowance for credit losses was $15.5 million, or 1.46% of total loans.
•
Total loans increased $15.9 million during the quarter to $1.06 billion at September 30, 2024, compared to $1.05 billion at June 30, 2024, and increased $45.4 million compared to $1.02 billion at September 30, 2023.

•	Total deposits were $1.24 billion, compared to $1.22 billion three months earlier and $1.24 billion a year earlier.
•
The uninsured deposit ratio was 24.1% at September 30, 2024. Available liquidity under the FRB borrowing line would cover 100% of the estimated uninsured deposits and available liquidity under both the FHLB and FRB borrowing lines would cover 156% of the estimated uninsured deposits.

•
Riverview has approximately $467.0 million in available liquidity at September 30, 2024, including $167.5 million of borrowing capacity from the FHLB and $299.5 million from the Federal Reserve Bank of San Francisco (“FRB”). At September 30, 2024, the Bank had $102.3 million in outstanding FHLB borrowings.

•	Total risk-based capital ratio was 16.14% and Tier 1 leverage ratio was 10.72%.
•	Non-interest income increased $474,000 during the quarter to $3.8 million at September 30, 2024 compared to $3.4 million at June 30, 2024.

RVSB Second Fiscal Quarter 2025 Results
October 24, 2024

Income Statement Review
Riverview’s net interest income was $8.9 million in the current quarter, compared to $8.8 million in the preceding quarter, and $9.9 million in the second fiscal quarter a year ago. The increase compared to the preceding quarter was driven by organic loan growth and higher interest earning asset yields due to higher origination rates on new loan growth as well as loan repricing. Additionally, Riverview sold a portion of its converted Visa A shares (formerly Visa B shares) during the second quarter which generated income of $199,000. The decrease in net interest income compared to the year ago quarter was driven primarily by an increase in interest expense on deposits due to higher interest rates and interest rate expense related to borrowings. In the first six months of fiscal 2025, net interest income was $17.8 million, compared to $20.2 million in the first six months of fiscal 2024. Investment income decreased compared to the six month period a year ago due to the strategic investment restructuring that was executed in the fourth quarter of fiscal 2024.
Riverview’s NIM was 2.46% for the second quarter of fiscal 2025, a one basis point decrease compared to 2.47% in the preceding quarter and a 17 basis-point decrease compared to 2.63% in the second quarter of fiscal 2024. “Our NIM is showing signs of stabilizing, contracting only one basis point compared to the linked quarter, as loan growth and higher interest earning asset yields are keeping up with higher deposit costs,” said Lam. “The slight NIM contraction during the current quarter, compared to the year ago quarter, was a result of higher interest expense due to increased rates on our deposit products and the interest expense related to our borrowings. With the decrease in the federal funds rate occurring late in the second fiscal quarter, we expect the impact of the rate decrease to benefit the NIM in future quarters.” In the first six months of fiscal 2025, the net interest margin was 2.46% compared to 2.71% in the same period a year earlier.
Investment securities decreased $8.2 million during the quarter to $354.9 million at September 30, 2024, compared to $363.2 million at June 30, 2024, and decreased $75.1 million compared to $430.0 million at September 30, 2023. The average securities balances for the quarters ended September 30, 2024, June 30, 2024, and September 30, 2023, were $378.4 million, $391.3 million, and $466.0 million, respectively. The weighted average yields on securities balances for those same periods were 2.05%, 2.11%, and 2.00%, respectively. The duration of the investment portfolio at September 30, 2024 was approximately 5.0 years. The anticipated investment cashflows over the next twelve months is approximately $49.2 million. There were no investment purchases during the second fiscal quarter of 2025.
Riverview’s yield on loans improved to 4.80% during the second fiscal quarter, compared to 4.70% in the preceding quarter, and 4.51% in the second fiscal quarter a year ago. “Loan yields improved during the current quarter as a result of higher rates on new loan originations and higher rates on existing loans that have come up for repricing, when compared to the existing loan portfolio. We continue to explore opportunities to enhance our loan yield by expanding our commercial business portfolio offerings,” said Robert Benke, EVP and Chief Credit Officer. Deposit costs increased to 1.26% during the second fiscal quarter compared to 1.14% in the preceding quarter, and 0.59% in the second fiscal quarter a year ago.
Non-interest income increased to $3.8 million during the second fiscal quarter of 2025 compared to $3.4 million in both the preceding quarter and in the second fiscal quarter of 2024. The current quarter included approximately $525,000 in income related to a legal expense recovery from the prior year. In the first six months of fiscal 2025, non-interest income increased to $7.2 million compared to $6.7 million in the same period a year ago.
Asset management fees were $1.4 million during the second fiscal quarter, compared to $1.6 million in the preceding quarter, and $1.3 million in the second fiscal quarter a year ago. The decrease compared to the first fiscal quarter was due to tax preparation fees included in the first fiscal quarter. Asset management fees increased compared to the year ago quarter due to new client relationships and the continued positive market performance in the equity markets during the second quarter. Riverview Trust Company’s assets under management were $871.6 million at September 30, 2024, compared to $897.9 million at June 30, 2024, and $875.7 million at September 30, 2023.

RVSB Second Fiscal Quarter 2025 Results
October 24, 2024

Non-interest expense was $10.7 million during the second fiscal quarter, compared to $11.0 million in the preceding quarter and $10.1 million in the second fiscal quarter a year ago. Salary and employee benefits were up modestly during the current quarter compared to the preceding quarter, due to strategic hiring. Occupancy and depreciation costs increased modestly during the quarter due to updates and modernization of Riverview’s facilities, but these expenses have started to level off. The efficiency ratio was 83.7% for the second fiscal quarter, compared to 90.0% for the previous quarter and 76.1% in the second fiscal quarter a year ago. Year-to-date, non-interest expense was $21.7 million compared to $20.1 million in the first six months of fiscal 2024.
Riverview’s effective tax rate for the second fiscal quarter of 2025 was 21.4%, compared to 20.8% for the preceding quarter and 22.0% for the year ago quarter.
Balance Sheet Review
Loans increased during the second quarter due to a combination of organic loan production along with construction draws, as well as the purchase of $10.0 million in consumer loans. Total loans increased $15.9 million during the quarter to $1.06 billion at September 30, 2024, compared to $1.05 billion three months earlier and increased $45.4 million compared to $1.02 billion a year earlier. Riverview’s loan pipeline was $43.5 million at September 30, 2024, compared to $32.3 million at the end of the preceding quarter. New loan originations during the quarter were $25.6 million, compared to $23.2 million in the preceding quarter and $39.5 million in the second fiscal quarter a year ago.
Undisbursed construction loans totaled $34.1 million at September 30, 2024, compared to $48.0 million at June 30, 2024, with the majority of the undisbursed construction loans expected to be funded over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $11.1 million at September 30, 2024, compared to $14.5 million at June 30, 2024. Revolving commercial business loan commitments totaled $48.4 million at September 30, 2024, compared to $50.7 million at June 30, 2024. Utilization on these loans totaled 23.88% at September 30, 2024, compared to 32.07% at June 30, 2024. The weighted average rate on loan originations during the quarter was 7.65% compared to 8.06% in the preceding quarter.
The office building loan portfolio totaled $112.4 million at September 30, 2024, compared to $113.4 million at June 30, 2024. The average loan balance of the office building loan portfolio was $1.5 million with an average loan-to-value ratio of 54.0% and an average debt service coverage ratio of 2.0x. Office building loans within the Portland core consists of three loans totaling $20.8 million which is approximately 18.5% of the total office building loan portfolio or 2.0% of total loans.
Total deposits increased $17.8 million during the quarter to $1.24 billion at September 30, 2024, compared to $1.22 billion at June 30, 2024, and decreased $2.3 million compared to a year ago. “The increase in non-interest checking account balances during the quarter was a result of our treasury management team working in partnership with our loan officers to expand loan customers into full banking relationships,” said Lam. “Money market balances and CDs also increased during the quarter as we are still seeing a subset of clients still looking for higher yields.”
Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 49.2% at September 30, 2024, compared to 50.9% at June 30, 2024, and 49.5% at September 30, 2023.
FHLB advances decreased $11.2 million during the quarter to $102.3 million at September 30, 2024, compared to $113.5 million at June 30, 2024. FHLB advances decreased during the quarter as the increase in deposit balances funded the increase in loans receivable.
Shareholders’ equity was $160.8 million at September 30, 2024, compared to $155.9 million three months earlier and $152.0 million one year earlier. Tangible book value per share (non-GAAP) increased to $6.33 at September 30, 2024, compared to $6.09 at June 30, 2024, and $5.90 at September 30, 2023. Riverview paid a quarterly cash dividend of $0.02 per share on October 18, 2024, to shareholders of record on October 7, 2024.

RVSB Second Fiscal Quarter 2025 Results
October 24, 2024

Credit Quality
“We continue to monitor our loan portfolio closely resulting in our continued strong asset quality metrics in the second quarter” said Benke. Non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP) totaled $149,000 or 0.01% of total loans as of September 30, 2024, compared to $160,000, or 0.02% of total loans at June 30, 2024, and $198,000, or 0.02% of total loans at September 30, 2023. There was one non-performing government guaranteed loan totaling $301,000 at both September 30, 2024 and June 30, 2024. At September 30, 2024, including government guaranteed loans, non-performing assets were $450,000, or 0.03% of total assets.
Riverview recorded $2,000 in net loan recoveries for the second fiscal quarter. This compared to zero net loan charge offs for the preceding quarter. Riverview recorded $100,000 in provision for credit losses for the second fiscal quarter, compared to no provision for credit losses  for the preceding quarter.
Classified assets were $326,000 at September 30, 2024, compared to $228,000 at June 30, 2024, and $1.1 million at September 30, 2023. The classified assets to total capital ratio was 0.2% at September 30, 2024, compared to 0.1% at June 30, 2024, and 0.6% a year earlier. Criticized assets were $50.7 million at September 30, 2024, compared to $37.7 million at June 30, 2024, and $35.1 million at September 30, 2023. The increase in criticized assets during the quarter was mainly due to one relationship that was moved to the criticized asset category as the loan goes through probate. The Company does not anticipate any loss from this relationship.
The allowance for credit losses was $15.5 million at September 30, 2024, compared to $15.4 million at June 30, 2024, and at September 30, 2023. The allowance for credit losses represented 1.46% of total loans at September 30, 2024, compared to 1.47% at June 30, 2024, and 1.51% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.53% at September 30, 2024, compared to 1.54% at June 30, 2024, and 1.60% a year earlier.

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.14% and a Tier 1 leverage ratio of 10.72% at September 30, 2024. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.78% at September 30, 2024.
On September 25, 2024, the Company’s Board of Directors adopted a stock repurchase program. Under this repurchase program, the Company may repurchase up to $2.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. Once the repurchase program is effective, the repurchase program will continue until the earlier of the completion of the repurchase or 12 months after the effective date, depending upon market conditions.

RVSB Second Fiscal Quarter 2025 Results
October 24, 2024

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023	March 31, 2024

Shareholders' equity (GAAP)	$160,774	$155,908	$152,039	$155,588
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(221)	(246)	(325)	(271)
Tangible shareholders' equity (non-GAAP)	$133,477	$128,586	$124,638	$128,241

Total assets (GAAP)	$1,548,397	$1,538,260	$1,583,733	$1,521,529
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(221)	(246)	(325)	(271)
Tangible assets (non-GAAP)	$1,521,100	$1,510,938	$1,556,332	$1,494,182

Shareholders' equity to total assets (GAAP)	10.38%	10.14%	9.60%	10.23%

Tangible common equity to tangible assets (non-GAAP)	8.78%	8.51%	8.01%	8.58%

Shares outstanding	21,096,968	21,111,043	21,125,889	21,111,043

Book value per share (GAAP)	$7.62	$7.39	$7.20	$7.37

Tangible book value per share (non-GAAP)	$6.33	$6.09	$5.90	$6.07

Pre-tax, pre-provision income
	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Net income (GAAP)	$1,557	$966	$2,472	$2,523	$5,315
Include: Provision for income taxes	425	253	697	678	1,520
Include: Provision for credit losses	100	-	-	100	-
Pre-tax, pre-provision income (non-GAAP)	$2,082	$1,219	$3,169	$3,301	$6,835

RVSB Second Fiscal Quarter 2025 Results
October 24, 2024

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023	March 31, 2024

Allowance for credit losses	$15,466	$15,364	$15,346	$15,364

Loans receivable (GAAP)	$1,060,977	$1,045,065	$1,015,625	$1,024,013
Exclude: Government Guaranteed loans	(49,983)	(50,438)	(53,572)	(51,013)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$1,010,994	$994,627	$962,053	$973,000

Allowance for credit losses to loans receivable (GAAP)	1.46%	1.47%	1.51%	1.50%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.53%	1.54%	1.60%	1.58%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	September 30, 2023

Non-performing loans (GAAP)	$450	$461	$198
Less: Non-performing Government Guaranteed loans	(301)	(301)	-
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$149	$160	$198

Non-performing loans to total loans (GAAP)	0.04%	0.04%	0.02%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.01%	0.02%	0.02%

Non-performing loans to total assets (GAAP)	0.03%	0.03%	0.01%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.01%	0.01%	0.01%

RVSB Second Fiscal Quarter 2025 Results
October 24, 2024

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.55 billion at September 30, 2024, it is the parent company of the 101-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 10 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB Second Fiscal Quarter 2025 Results
October 24, 2024

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	September 30, 2024	June 30, 2024	September 30, 2023	March 31, 2024
ASSETS

Cash (including interest-earning accounts of $12,453, $13,526,	$30,960	$27,804	$30,853	$23,642
$18,147 and $12,164)
Investment securities:
Available for sale, at estimated fair value	132,953	137,371	193,984	143,196
Held to maturity, at amortized cost	221,991	225,817	236,018	229,510
Loans receivable (net of allowance for credit losses of $15,466,
$15,364, $15,346, and $15,364)	1,045,511	1,029,701	1,000,279	1,008,649
Prepaid expenses and other assets	13,585	14,170	14,481	14,469
Accrued interest receivable	4,570	4,798	4,882	4,415
Federal Home Loan Bank stock, at cost	5,557	6,061	7,643	4,927
Premises and equipment, net	22,956	21,290	22,707	21,718
Financing lease right-of-use assets	1,163	1,182	1,240	1,202
Deferred income taxes, net	8,688	9,857	12,002	9,778
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	221	246	325	271
Bank owned life insurance	33,166	32,887	32,243	32,676

TOTAL ASSETS	$1,548,397	$1,538,260	$1,583,733	$1,521,529

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,237,499	$1,219,679	$1,239,766	$1,231,679
Accrued expenses and other liabilities	17,789	19,441	18,735	16,205
Advance payments by borrowers for taxes and insurance	848	551	878	581
Junior subordinated debentures	27,048	27,026	26,961	27,004
Federal Home Loan Bank advances	102,304	113,504	143,154	88,304
Finance lease liability	2,135	2,151	2,200	2,168
Total liabilities	1,387,623	1,382,352	1,431,694	1,365,941

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2024 – 21,096,968 issued and outstanding;
June 30, 2024 – 21,111,043 issued and outstanding;	211	211	211	211
September 30, 2023 – 21,125,889 issued and outstanding;
March 31, 2024 – 21,111,043 issued and outstanding;
Additional paid-in capital	55,057	55,031	54,963	55,005
Retained earnings	118,179	117,043	120,556	116,499
Accumulated other comprehensive loss	(12,673)	(16,377)	(23,691)	(16,127)
Total shareholders’ equity	160,774	155,908	152,039	155,588

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,548,397	$1,538,260	$1,583,733	$1,521,529

RVSB Second Fiscal Quarter 2025 Results
October 24, 2024

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2024	June 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023
INTEREST INCOME:
Interest and fees on loans receivable	$12,683	$12,052	$11,433	$24,735	$22,643
Interest on investment securities - taxable	1,874	1,972	2,261	3,846	4,595
Interest on investment securities - nontaxable	65	65	65	130	131
Other interest and dividends	320	310	276	630	623
Total interest and dividend income	14,942	14,399	14,035	29,341	27,992

INTEREST EXPENSE:
Interest on deposits	3,855	3,447	1,832	7,302	3,205
Interest on borrowings	2,145	2,131	2,352	4,276	4,577
Total interest expense	6,000	5,578	4,184	11,578	7,782
Net interest income	8,942	8,821	9,851	17,763	20,210
Provision for credit losses	100	-	-	100	-

Net interest income after provision for credit losses	8,842	8,821	9,851	17,663	20,210

NON-INTEREST INCOME:
Fees and service charges	1,524	1,540	1,738	3,064	3,338
Asset management fees	1,433	1,558	1,273	2,991	2,654
Bank owned life insurance ("BOLI")	279	211	258	490	458
Other, net	605	58	138	663	242
Total non-interest income, net	3,841	3,367	3,407	7,208	6,692

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,477	6,388	5,845	12,865	11,888
Occupancy and depreciation	1,921	1,895	1,649	3,816	3,232
Data processing	695	764	710	1,459	1,384
Amortization of core deposit intangible	25	25	27	50	54
Advertising and marketing	367	310	355	677	668
FDIC insurance premium	166	178	175	344	352
State and local taxes	234	216	233	450	459
Telecommunications	52	47	52	99	105
Professional fees	304	490	265	794	608
Other	460	656	778	1,116	1,317
Total non-interest expense	10,701	10,969	10,089	21,670	20,067

INCOME BEFORE INCOME TAXES	1,982	1,219	3,169	3,201	6,835
PROVISION FOR INCOME TAXES	425	253	697	678	1,520
NET INCOME	$1,557	$966	$2,472	$2,523	$5,315

Earnings per common share:
Basic	$0.07	$0.05	$0.12	$0.12	$0.25
Diluted	$0.07	$0.05	$0.12	$0.12	$0.25
Weighted average number of common shares outstanding:
Basic	21,097,580	21,111,043	21,190,987	21,104,275	21,163,692
Diluted	21,097,580	21,111,043	21,191,309	21,104,275	21,166,383

RVSB Second Fiscal Quarter 2025 Results
October 24, 2024

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2024	June 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023
AVERAGE BALANCES
Average interest–earning assets	$1,446,098	$1,437,245	$1,492,805	$1,441,697	$1,494,494
Average interest-bearing liabilities	1,011,688	1,000,190	1,022,044	1,005,972	1,017,870
Net average earning assets	434,410	437,055	470,761	435,725	476,624
Average loans	1,048,536	1,027,777	1,008,363	1,038,213	1,004,753
Average deposits	1,216,769	1,212,018	1,245,382	1,214,407	1,247,855
Average equity	158,428	155,548	155,443	156,996	155,949
Average tangible equity (non-GAAP)	131,116	128,212	128,026	129,672	128,518

ASSET QUALITY	Sept. 30, 2024	June 30, 2024	Sept. 30, 2023

Non-performing loans	$450	$461	$198
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	149	160	198
Non-performing loans to total loans	0.04%	0.04%	0.02%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.01%	0.02%	0.02%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$450	$461	$198
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	149	160	198
Non-performing assets to total assets	0.03%	0.03%	0.01%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.01%	0.01%	0.01%
Net loan charge-offs (recoveries) in the quarter	$(2)	$-	$(3)
Net charge-offs (recoveries) in the quarter/average net loans	0.00%	0.00%	0.00%

Allowance for credit losses	$15,466	$15,364	$15,346
Average interest-earning assets to average
interest-bearing liabilities	142.94%	143.70%	146.06%
Allowance for credit losses to
non-performing loans	3436.89%	3332.75%	7750.51%
Allowance for credit losses to total loans	1.46%	1.47%	1.51%
Shareholders’ equity to assets	10.38%	10.14%	9.60%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.14%	16.18%	16.91%
Tier 1 capital (to risk weighted assets)	14.88%	14.93%	15.66%
Common equity tier 1 (to risk weighted assets)	14.88%	14.93%	15.66%
Tier 1 capital (to average tangible assets)	10.72%	10.67%	10.74%
Tangible common equity (to average tangible assets) (non-GAAP)	8.78%	8.51%	8.01%

DEPOSIT MIX	Sept. 30, 2024	June 30, 2024	Sept. 30, 2023	March 31, 2024

Interest checking	$267,254	$281,477	$237,789	$289,824
Regular savings	172,454	179,634	222,578	192,638
Money market deposit accounts	227,505	214,874	249,580	209,164
Non-interest checking	341,116	339,271	375,780	349,081
Certificates of deposit	229,170	204,423	154,039	190,972
Total deposits	$1,237,499	$1,219,679	$1,239,766	$1,231,679

RVSB Second Fiscal Quarter 2025 Results
October 24, 2024

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
September 30, 2024	(Dollars in thousands)
Commercial business	$236,895	$-	$-	$236,895
Commercial construction	-	-	34,854	34,854
Office buildings	-	112,440	-	112,440
Warehouse/industrial	-	100,905	-	100,905
Retail/shopping centers/strip malls	-	89,787	-	89,787
Assisted living facilities	-	368	-	368
Single purpose facilities	-	269,955	-	269,955
Land	-	7,274	-	7,274
Multi-family	-	78,710	-	78,710
One-to-four family construction	-	-	16,644	16,644
Total	$236,895	$659,439	$51,498	$947,832

March 31, 2024
Commercial business	$229,404	$-	$-	$229,404
Commercial construction	-	-	20,388	20,388
Office buildings	-	114,714	-	114,714
Warehouse/industrial	-	106,649	-	106,649
Retail/shopping centers/strip malls	-	89,448	-	89,448
Assisted living facilities	-	378	-	378
Single purpose facilities	-	272,312	-	272,312
Land	-	5,693	-	5,693
Multi-family	-	70,771	-	70,771
One-to-four family construction	-	-	16,150	16,150
Total	$229,404	$659,965	$36,538	$925,907

LOAN MIX	Sept. 30, 2024	June 30, 2024	Sept. 30, 2023	March 31, 2024
Commercial and construction	(Dollars in thousands)
Commercial business	$236,895	$238,493	$242,041	$229,404
Other real estate mortgage	659,439	663,715	624,606	659,965
Real estate construction	51,498	39,958	50,785	36,538
Total commercial and construction	947,832	942,166	917,432	925,907
Consumer
Real estate one-to-four family	96,911	96,083	96,351	96,366
Other installment	16,234	6,816	1,842	1,740
Total consumer	113,145	102,899	98,193	98,106

Total loans	1,060,977	1,045,065	1,015,625	1,024,013

Less:
Allowance for credit losses	15,466	15,364	15,346	15,364
Loans receivable, net	$1,045,511	$1,029,701	$1,000,279	$1,008,649

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Other	Total
September 30, 2024	(Dollars in thousands)
Commercial business	$48	$-	$48
Commercial real estate	68	-	68
Consumer	33	-	33
Government Guaranteed Loans	-	301	301
Total non-performing assets	$149	$301	$450

RVSB Second Fiscal Quarter 2025 Results
October 24, 2024

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2024	June 30, 2024	Sept. 30, 2023	Sept. 30, 2024	Sept. 30, 2023

Efficiency ratio (4)	83.71%	90.00%	76.10%	86.78%	74.59%
Coverage ratio (6)	83.56%	80.42%	97.64%	81.97%	100.71%
Return on average assets (1)	0.40%	0.25%	0.62%	0.33%	0.67%
Return on average equity (1)	3.90%	2.49%	6.33%	3.21%	6.82%
Return on average tangible equity (1) (non-GAAP)	4.71%	3.02%	7.68%	3.88%	8.27%

NET INTEREST SPREAD
Yield on loans	4.80%	4.70%	4.51%	4.75%	4.51%
Yield on investment securities	2.05%	2.11%	2.00%	2.08%	2.02%
Total yield on interest-earning assets	4.11%	4.02%	3.75%	4.07%	3.75%

Cost of interest-bearing deposits	1.76%	1.61%	0.85%	1.69%	0.75%
Cost of FHLB advances and other borrowings	5.92%	6.07%	5.84%	5.99%	5.73%
Total cost of interest-bearing liabilities	2.35%	2.24%	1.63%	2.30%	1.53%

Spread (7)	1.76%	1.78%	2.12%	1.77%	2.22%
Net interest margin	2.46%	2.47%	2.63%	2.46%	2.71%

PER SHARE DATA
Basic earnings per share (2)	$0.07	$0.05	$0.12	$0.12	$0.25
Diluted earnings per share (3)	0.07	0.05	0.12	0.12	0.25
Book value per share (5)	7.62	7.39	7.20	7.62	7.20
Tangible book value per share (5) (non-GAAP)	6.33	6.09	5.90	6.33	5.90
Market price per share:
High for the period	$4.72	$4.69	$5.97	$4.72	$5.97
Low for the period	3.79	3.64	5.04	3.64	4.17
Close for period end	4.71	3.99	5.56	4.71	5.56
Cash dividends declared per share	0.0200	0.0200	0.0600	0.0400	0.1200

Average number of shares outstanding:
Basic (2)	21,097,580	21,111,043	21,190,987	21,104,275	21,163,692
Diluted (3)	21,097,580	21,111,043	21,191,309	21,104,275	21,166,383

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.